Exhibit 3.39
ARTICLES OF ORGANIZATION
OF
AURORA NEW YORK, LLC
Under Section 203 of the Limited Liability Company Law
1.	The name of the limited liability company is: Aurora New York, LLC.

2.	The county Within this state in which the office of the limited liability company is to be located is: Nassau.

3.	The secretary of state is designated as agent of the limited liability company upon whom process against it may be served. The post office address within or without this state to which the secretary of state shall mail a copy of any process against the limited liability company served upon him or her is: c/o CT Corporation System, 111 Eighth Avenue, New York, New York 10011.

4.	The name and street address within this state of the registered agent of the limited liability company upon whom and at which process against the limited liability company can be served is: CT Corporation System, 111 Eighth Avenue, New York, New York 10011.
      IN WITNESS WHEREOF, this certificate has been subscribed this 27th day of July, 2006, by the undersigned who affirms that the statements made herein are true under penalties of perjury.

/s/ James C. New
James C. New
Organizer